File Pursuant to Rule 433

Registration Statement No. 333-169514

Anheuser-Busch InBev Worldwide Inc.

Pricing Term Sheet

January 24, 2011

$500,000,000 2.875% Notes due 2016

$500,000,000 4.375% Notes due 2021

Issuer:	Anheuser-Busch InBev Worldwide Inc.

Guarantors: Ratings*:	Anheuser-Busch InBev SA/NV, Brandbrew S.A., Cobrew NV/SA, Anheuser-Busch Companies, Inc. Baa2 (positive outlook) at Moody’s / BBB+ (positive outlook) at S&P

Legal Format:	SEC Registered

Ranking:	Senior Unsecured

Trade Date:	January 24, 2011

Settlement Date:	(T+3); January 27, 2011

Bookrunners:	Barclays Capital Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mitsubishi UFJ Securities (USA), Inc.

Business Days:	New York, London, Brussels

Listing:	NYSE

Title:	2016 Notes	2021 Notes
Principal Amount:	$500,000,000	$500,000,000
Maturity:	February 15, 2016	February 15, 2021
Denominations/Multiples:	$1,000/$1,000	$1,000/$1,000
Day Count:	30/360	30/360
Interest Payment Dates:	February 15 and August 15	February 15 and August 15
First Payment Date:	August 15, 2011	August 15, 2011
Coupon:	2.875%	4.375%
Benchmark Treasury:	2.125% due 12/15	2.625% due 11/20
Benchmark Treasury Yield:	2.014%	3.414%
Spread to Benchmark	+90 bps	+105 bps
Yield to Maturity:	2.914%	4.464%
Price to Public:	99.817%	99.283%
Make-Whole Call:	+15 bps	+20 bps
CUSIP:	03523T BA5	03523T BB3
ISIN:	US03523TBA51	US03523TBB35

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-227-2775, Ext. 2663, J.P. Morgan Securities LLC at 1-212-834-4533 (collect), Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 and Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848.

*	The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s or Standard and Poor’s. Each of the security ratings above should be evaluated independently of any other security rating.

Anheuser-Busch InBev Worldwide Inc.

Pricing Term Sheet

January 24, 2011

$650,000,000 Floating Rate Notes due 2014

Issuer:	Anheuser-Busch InBev Worldwide Inc.

Guarantors: Ratings*:	Anheuser-Busch InBev SA/NV, Brandbrew S.A., Cobrew NV/SA, Anheuser-Busch Companies, Inc. Baa2 (positive outlook) at Moody’s / BBB+ (positive outlook) at S&P

Legal Format:	SEC Registered

Ranking:	Senior Unsecured

Trade Date:	January 24, 2011

Settlement Date:	(T+3); January 27, 2011

Principal Amount:	$650,000,000

Maturity:	January 27, 2014

Denominations/Multiples:	$1,000/$1,000

Day Count: Day Count Convention:

Actual/360

Modified Following. If any Interest Payment Date falls on a day that is not a Business Day, that Interest Payment Date will be postponed to the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case the Interest Payment Date will be the immediately preceding Business Day.

Interest Payment Dates:	Quarterly on January 27, April 27, July 27, October 27

First Payment Date: Interest Reset Date: Interest Periods: Interest Determination Date: London Business Day:

April 27, 2011

First day of each Interest Period other than first Interest Period, subject to the Day Count Convention

The period beginning on, and including, an Interest Payment Date and ending on, but not including, the following Interest Payment Date; provided that the first Interest Period will begin on January 27, 2011, and will end on, but not include, the First Interest Payment Date

The Interest Determination Date relating to a particular Interest Reset Date will be the second London Business Day preceding such Interest Reset Date.

Any week day on which banking or trust institutions in London are not authorized generally or obligated by law, regulation or executive order to close.

Coupon:	The Interest Rate for the first Interest Period will be the 3-month U.S. dollar London Interbank Offered Rate (“LIBOR”), as determined on January 27, 2011, plus the Spread to Benchmark (as described below). Thereafter, the Interest Rate for any Interest Period will be U.S. dollar LIBOR, as determined on the applicable Interest Determination Date, plus the Spread to Benchmark. The Interest Rate will be reset quarterly on each Interest Reset Date

Benchmark:	3-month US$ LIBOR

Spread to Benchmark:	+55 bps

Price to Public:	100%

CUSIP:	03523T BC1

ISIN:	US03523TBC18

Listing:	NYSE

Calculation Agent:	The Bank of New York Mellon Trust Company, N.A.

Calculation of U.S. dollar LIBOR:	The Calculation Agent will determine U.S. dollar LIBOR in accordance with the following provisions: With respect to any Interest Determination Date, U.S. dollar LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the Interest Reset Date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, U.S. dollar LIBOR, in respect of that Interest Determination Date, will be determined as follows: the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Issuer), to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then U.S. dollar LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then U.S. dollar LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent (after consultation with the Issuer) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the Calculation Agent are not providing quotations in the manner described by this sentence, U.S. dollar LIBOR determined as of that Interest Determination Date will be U.S. dollar LIBOR in effect on that Interest Determination Date. The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services that may be denominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. All calculations made by the Calculation Agent for the purposes of calculating the Interest Rate on the notes shall be conclusive and binding on the holders of the notes, the Issuer and the trustee, absent manifest error.

Bookrunners:	Barclays Capital Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mitsubishi UFJ Securities (USA), Inc.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-227-2775, Ext. 2663, J.P. Morgan Securities LLC at 1-212-834-4533 (collect), Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 and Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848.

*	The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s or Standard and Poor’s. Each of the security ratings above should be evaluated independently of any other security rating.

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